Exhibit (C)(3)

Project Prism: Preliminary Valuation Analysis February 2026

Contents 1. Market Backdrop and Trading Performance 2. Review of Company Financials & Forecasts 3. Preliminary Valuation Perspectives 4. Appendix

Market Backdrop and Trading Performance

Source: Company Information. Situation Overview 1 • Prism announced Q3 Earnings on November 6, 2025, and lowered full-year 2025 revenue guidance to $950-965mm from $970 -$990mm • Following the earnings announcement, the share price dropped ~30% to less than $5 per share • Tom Priore submitted a letter on November 9, 2025, indicating he was prepared to bid $6.00 - $6.15 per share to acquire the remaining shares outstanding • On November 12, 2025, the Board of Directors announced that it had formed a Special Committee • Special Committee announced they had retained a financial advisor and legal counsel on December 8, 2025 • Tom Priore submitted a letter on December 17, 2025, saying that he "is interested only in acquiring all of the outstanding equity interests of the Issuer not held by the investor group, and that he does not intend to sell his stake in the Issuer to any third party" • 2026 budget completed on January 20, 2026, and LRP completed on January 23, 2026 • Barclays provided initial preliminary views on valuation to the Special Committee on January 29, 2026

$0 $2 $4 $6 $8 $10 $12 $14 Jul-18 Aug-19 Sep-20 Oct-21 Oct-22 Nov-23 Dec-24 Jan-26 Sources: Company Information, FactSet. Market data as of 1/28/2026. 1. Displaying broker consensus NTM / LTM revenue, NTM gross profit margins and NTM Adj. EBITDA margins as of the last day of the quarter. 2. Net leverage based on LTM reported adjusted EBITDA, excluding any pro forma adjustments for acquisitions, and reported balance sheet data as of each quarter end, debt including preferred stock and minority interest. Prism Share Price Performance Share Price Performance Since De-SPAC (Share Price, USD$) 6/23/25 $40mm share buybacks announced 3/17/22 Reports FY21 earnings Price Impact: 5.5% $5.86 3/23/23 Reports FY22 earnings Price Impact: 1.8% 3/12/24 Reports FY23 earnings Price Impact: 0.0% 2/27/25 Retirement of Co- Founder John V. Priore and appt of Clayton Main to BoD 1/15/25 Announced secondary offering of common stock at $7.75 / share 11/9/25 Tom Priore take- private bid Price Impact: 11.4% Bid Range $6.00 – $6.15 CY20 CY21 CY22 CY23 CY24 CY25 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 NTM Rev Growth(1) 30% 19% 21% 21% 19% 23% 20% 14% 11% 12% 12% 15% 12% 14% 12% 12% 10% 11% 10% 11% NTM Gross Margin(1) 34% 36% 36% 38% 39% 35% 35% 35% 36% 35% 35% 36% 38% 38% 38% 38% 38% 38% 39% 39% NTM Adj. EBITDA Margin(1) 18% 20% 21% 22% 23% 22% 23% 24% 23% 22% 22% 21% 23% 23% 23% 23% 24% 23% 23% 24% NTM Rule of 40 47% 39% 42% 43% 42% 45% 42% 38% 34% 34% 34% 36% 35% 37% 36% 35% 34% 34% 34% 35% Net Leverage(2) 5.3x 5.1x 5.9x 10.4x 8.6x 7.7x 6.8x 6.5x 6.2x 5.7x 5.6x 5.4x 5.3x 5.1x 4.9x 4.6x 4.4x 4.3x 4.2x 4.5x ADTV (in thousands) 110 80 34 113 43 37 73 41 36 28 25 20 21 31 52 64 221 699 510 486 PRTH Delta Unaffected $4.87 - Current $5.86 20% Pre Q3 Earnings $6.94 43% YTD Avg $5.78 19% 6-Month Avg $6.62 36% LTM Avg $6.48 33% Since De-SPAC Avg $5.53 14% 52-Week Low $4.44 (9%) 52-Week High $12.47 156% 11/21/24 Announced completed redemption of remaining ~$113mm of preferred stock 2 3/8/21 Announced acquisition of Finxera 9/7/22 Announced Tim O'Leary as CFO 5/24/23 Announced acquisition of Plastiq 8/19/25 Announced acquisition of Boom Commerce 10/2/25 Announced acquisition of Dealer Merchant Services (DMS) 3/31/21 Reports FY20 earnings Price Impact: 14.3% 3/30/20 Reports FY19 earnings Price Impact: 2.6% 9/1/20 Announced divestiture of RentPayment business 14% 19% 10% 20% 12% 13% 4% 2% 6% <$4.00 $3 - 3.99 $4 - 4.99 $5 - 5.99 $6 - 7.99 $7 - 7.99 $8 - 8.99 $9 - 9.99 >$10.00 % of Trading Days at Share Price Range 3/6/25 Reports FY24 earnings Price Impact: (14.6%) 11/6/25 Reports FY25 Q3 earnings Price Impact: (30.1%)

Indexed Share Price Performance Since De-SPAC 0% 50% 100% 150% 200% Jul-18 May-19 Mar-20 Jan-21 Nov-21 Sep-22 Jul-23 May-24 Mar-25 Jan-26 Prism Trading Comps (36%) (46%) (1) Performance Since November 9 Bid (Unaffected as of 11/7/2025) Prism 20% Trading Comps (0%) Performance Up Until Unaffected Price on 11/7/2025 Since IPO 3-Yr 2-Yr 1-Yr YTD Prism (55%) (1%) 37% (27%) (59%) Trading Comps (24%) (22%) (11%) (31%) (35%) Prism Relative Share Price Performance vs. Trading Comps Source: FactSet. Market data as of 1/28/2026. 1. Trading Comps include BILL, CPAY, DLX, FISV, FLYW, GPN, PAYO, PSFE, PYPL, RPAY, FOUR, and WEX. Early 2020 Downward performance trend due to sharp contraction in global consumer spending with COVID-19 3 Early 2025 Prism fully redeemed the outstanding preferred stock and held a secondary offering which simplified the balance sheet, lowered leverage, and increased liquidity Late 2020 Prism benefited from its high e-commerce mix due to COVID behavioral shifts and meaningful reduction in leverage from the RentPayment divestiture

Sources: Company Information, FactSet, Company Forecasts per Company Management. Market data as of 1/28/2026. Multiples greater than 50.0x considered NM. 1. Prism 2025E revenue and EBITDA pro forma include full-year contribution of Boom, DMS, and Sila Money acquisitions. 2. Trading Comps include BILL, CPAY, DLX, FISV, FLYW, GPN, PAYO, PSFE, PYPL, RPAY, FOUR, and WEX. 3. Current net leverage based on 2025E PF Adj. EBITDA and Company Capitalization per Company Management. 4. Reflects the median EV/NTM EBITDA multiple of 58 names in Barclays' Payments Index. Evolution of Valuation Multiples Over Last 5 Years 0.0x 10.0x 20.0x 30.0x Jan-21 Oct-21 Jul-22 Mar-23 Dec-23 Aug-24 May-25 Jan-26 Prism Trading Comps Paytech Index 5.6x (2) EV / NTM EBITDA Last 5 Years 2021 2022 2023 2024 2025 LTM 5 Year Prism Avg. 8.3x 7.5x 6.3x 5.9x 6.2x 6.1x 6.8x 10th Percentile 7.0x 6.6x 5.8x 5.4x 5.6x 5.6x 5.6x 25th Percentile 7.4x 6.9x 6.0x 5.5x 5.9x 5.7x 5.9x 75th Percentile 9.3x 8.1x 6.5x 6.2x 6.4x 6.2x 7.4x 90th Percentile 9.8x 8.6x 6.8x 6.7x 7.1x 6.7x 8.6x Trading Comps Median(2) 15.6x 10.8x 8.8x 9.3x 8.3x 7.9x 10.4x Paytech Index Median(4) 15.6x 11.5x 10.3x 11.6x 10.9x 10.6x 11.9x Avg. Delta to Trading Comps(2) (7.3x) (3.3x) (2.5x) (3.4x) (2.1x) (1.9x) (3.6x) 6.9x Control investment averaging ~64% ownership since De-SPAC limiting free float Control Business Current net leverage of 4.1x, average over last 5 years of 5.8x(3) High Leverage Currently only five research analysts cover, as low as one analyst in 2022 Sellside Interest Merchant Solutions focused on partner-led distribution Reliance on Partners 7.7x (4) Revenue and EBITDA(1) below median of trading comps(2), by ~56% and ~70% respectively Scale CFTPay's business driven by consumer debt resolution, includes inherent regulatory and reputational risks Higher Risk Business 4 Trading CY26E Comps EV/EBITDA Prism (Mgmt) 6.1x Prism (Cons) 6.0x Deluxe 6.0x Fiserv 7.2x Global Payments 5.1x Paysafe 5.9x Repay 4.8x Shift4 8.4x Bill.com 14.1x Corpay 10.3x Flywire 9.5x Payoneer 6.9x Paypal 6.6x WEX 8.3x

$220 $220 $223 $223 $228 $226 $224 $228 $225 $230 $230 $228 $228 $965 $965 $970 $950 $970 $971 $970 $976 $954 $1,000 $1,000 $990 $965 $954 CY2025E Guidance Over Time Revenue Adj. EBITDA Consensus ($ in millions) ($ in millions) 1.1% 1.2% 1.3% ∆ to Midpoint (1.9%) Q4 '24A Q1 '25A Q3 '25A Q2 '25A Internal Proj. / Latest Cons. Market Reaction (14.6%) (8.9%) 9.6% (30.1%) Company Forecasts Guidance Prism CY2025E Guidance Over Time Sources: FactSet, Broker Research, Company Filings, Company Forecasts per Company Management. Market data as of 1/28/2026. Note: Company Forecasts as of 1/23/2026. 5 (1.1%) (0.3%) 0.4% (1.2%) 0.0% Q4 '24A Q1 '25A Q3 '25A Q2 '25A Internal Proj. / Latest Cons. (0.0%) (30.1%) 9.6% (8.9%) (14.6%) (Company Forecasts) (Company Forecasts) Approved 2025 Budget as of March 2025: $978 11.2% Growth Approved 2025 Budget as of March 2025: $225 (8.5% Growth)

Prism Management Commentary on '25 and '26 Guidance

Q2'2025 Earnings Call

*"We are **narrowing our original full year revenue guidance** to a range of **$970 million to $990 million**, which compares to the prior guidance of **$965 million to $1 billion**."*

*"As Tom noted earlier, we expect to see an **acceleration of growth** in the **second half of the year**. That acceleration is due to the **timing of our sales pipeline** with the impact of year-over-year comparatives and **moderating headwinds in specialized acquiring** and the **attrition from historical residual purchases** which were **4% to 5% drags against strong growth in core operating performance in SMB** during the **first half of the year**."*

Q3'2025 Earnings Call

*"However, **growth moderated to 2% in our Merchant Solutions** segment as **same-store sales decelerated** in multiple areas. Constructively, merchant attrition remained stable, leading us to conclude that **macroeconomic factors influencing spending are affecting performance** and will likely **persist through the remainder of the year.** The results is that **revenue growth we had projected of 10% to 12.5%** for the full year is **expected to come in at the lower end of our range at 8% to 10%**."*

*"As expected, **those headwinds moderated in Q3** compared to the first half of the year but **will continue into Q4**. **Lower growth in the core portfolio** compared to first half of the year was **largely attributable to a pullback in consumer spend within a few industry verticals**, including restaurants, construction and wholesale trade."*

CY2026 Preliminary Commentary

*"We will provide more details related to our 2026 outlook during our fourth quarter earnings call, but preliminary expectations are **for high single-digit revenue growth with adjusted gross margins expanding by 75 to 100 basis points** or more."*

*"We will continue to **evaluate opportunities to acquire strategic assets** that provide Priority **with higher-margin vertically focused sales channels**, but **debt reduction on both the dollar basis** and the **leverage ratio** are **focus areas for 2026**."*



Impact on 2026E Consensus Estimates
Pre-Q3 Results
Post-Q3 Results
Growth / Margin
11%
40%
+94 bps
39% 2025E GP Cons.
$1,080
$429
8%
40%
+115 bps
39% 2025E GP Cons.
$1,030
$415
Revenue
Gross Profit
Revenue
Gross Profit

Sources: Company Information, Broker Research, FactSet.

6

BARCLAYS

Review of Company Financials & Forecasts

Prism Business Segments Overview

($ in millions)	Merchant Solutions	Treasury Solutions	Payables
Financials[1] (CY26E)	Revenue $691 *% Growth / % PF Growth* *7%* / *5%* Adj. EBITDA $127 *% Margin* *18%* Float Rev. Contribution $2 / *0.3%*  38% Adj. EBITDA % of Total *Δ from '23–'27: (13%)*	Revenue $242 *% Growth / % PF Growth* *12%* / *12%* Adj. EBITDA $196 *% Margin* *81%* Float Rev. Contribution $46 / *19.2%*  58% Adj. EBITDA % of Total *Δ from '23–'27: +9%*	Revenue $111 *% Growth* *10%* Adj. EBITDA $15 *% Margin* *13%* Float Rev. Contribution $6 / *5.1%*  4% Adj. EBITDA % of Total *Δ from '23–'27: +3%*
Customer Concentration	Top 3 Resellers account for **35% of Merchant Solutions Sales Volume[2]** Top 3 Resellers account for **33% of Merchant Solutions Revenue[2]**	Top 2 Subscribers account for **81% of CFTPay Billed Clients[3]** Top 2 Subscribers make up **80% of CFTPay New Enrollments[3]**	Top 4 Plastiq Pay Customers account for **22% of Plastiq Pay Volume[4]** Top 4 Plastiq Accept Customers account for **31% of Plastiq Pay Volume[4]**
Key Product Offerings	• Provides technology-enabled payment acceptance and business management capabilities to merchants, enterprises, and distribution partners • *MX Suite* enables merchants to identify key consumer trends, deploy e-commerce or retail POS solutions, and handle ACH payments • Provides SMB reselling partners with automated tools for merchant on-boarding, underwriting and risk management, client service, and commission processing	• Delivers API-based solutions leveraging Prism's payments engine, automated payables, and account ledgering • Enables software partners and platforms to embed payments and treasury functions for collecting, storing, lending, and sending funds • *CFTPay* supports at risk U.S. consumer debt resolution through a third-party administration ("TPA") platform	• Provides leading AP automation solutions for corporations, software partners, and major FIs (e.g., Citibank, Mastercard) • Establishes a seamless buyer-to-supplier payment bridge, integrating with payment instruction files to enable all payment types (virtual/purchase cards, ACH+, discounting, wires, checks)
Prior Acquisitions *(Date, EV)*	DMS *(Oct '25, $75mm)* boom commerce *(Aug '25, $101mm)*	rollfi *(Jan '25)* finxera *(Mar '21, $425mm)*	plastiq *(May '23, $51mm)*

Sources: Company Information, Company Forecasts per Company Management. 1. Adj. EBITDA % of total and % margin exclude corporate & IT allocations. 2. LTM through Oct 2025. 3. LTM through Nov 2025. 4. YTD through Sep 2025.

7

BARCLAYS

Preliminary 2026 Budget Comparison ($ in millions) Company Forecasts Company Forecasts PF Budget (01.20.26) Company Forecasts Wall Street Consensus Delta 2025 PF 2025(1) 2026 Q1'26 Q2'26 Q3'26 Q4'26 2026 Q1'26 Q2'26 Q3'26 Q4'26 2026 Q1'26 Q2'26 Q3'26 Q4'26 2026 Total Revenue $954 $970 $1,034 $250 $255 $261 $268 $1,034 $242 $258 $262 $267 $1,030 $7 ($3) ($0) $1 $5 YoY Growth % 8% 8% 8% 8% 50 bps YoY PF Growth % (1) 7% 7% 6% 50 bps Total Cost of Revenue 580 574 614 149 151 155 159 614 145 154 156 158 615 4 (3) (1) 1 (1) Gross Profit $374 $396 $420 $101 $104 $106 $110 $420 $98 $103 $105 $109 $415 $3 $0 $1 $1 $6 Margin 39% 41% 41% 40% 41% 41% 41% 41% 40% 40% 40% 41% 40% 13 bps 59 bps 36 bps 2 bps 36 bps Total Operating Expense 230 260 64 65 65 67 260 61 62 63 64 250 3 3 2 2 11 Operating Income $144 $161 $37 $39 $41 $43 $160 $37 $41 $43 $45 $165 $0 ($2) ($2) ($2) ($5) Margin 15% 16% 15% 15% 16% 16% 15% 15% 16% 16% 17% 16% (40 bps) (74 bps) (60 bps) (73 bps) (56 bps) Adjusted EBITDA $224 $238 $245 $58 $60 $62 $64 $245 $58 $63 $64 $66 $251 ($0) ($3) ($2) ($2) ($5) Margin 24% 25% 24% 23% 24% 24% 24% 24% 24% 24% 25% 25% 24% (86 bps) (76 bps) (74 bps) (78 bps) (63 bps) Net Income $59 $60 $13 $15 $17 $19 $65 $12 $15 $16 $17 $63 $1 $0 $1 $2 $2 Margin 6% 6% 5% 6% 7% 7% 6% 5% 6% 6% 6% 6% 30 bps 15 bps 55 bps 70 bps 17 bps Financial Summary – 2026 Budget vs Consensus Sources: Company Forecasts per Company Management, Broker Research, FactSet. Market data as of 1/28/2026. Note: 2026 budget figures as of 1/20/2026. Company Forecasts as of 1/23/2026. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions. 8

Comparison of Company Forecasts and Consensus

($ in millions)

Company Forecasts | Wall Street Consensus

Revenue

Company Forecasts

CAGR (PF '25E – '27E):	7.2%
CAGR (PF '25E – '28E):	6.9%
CAGR (PF '25E – '30E):	6.1%

CAGR ('23A – '25E):	12.4%
CAGR ('25E – '27E):	8.1%
CAGR ('25E – '28E):	7.4%
CAGR ('25E – '30E):	6.5%



2026E budget figure
$4mm / 0.5%
above consensus
2025E pro forma(1)
$880
$970
$954
$1,034
$1,034
$1,116
$1,183
$1,245
$1,305
Consensus (ex-KBW)(2)
$954
$953
$1,030
$1,028
$1,126
$1,122

	CY'24A	CY'25E	CY'26E	CY'27E	CY'28E	CY'29E	CY'30E
% Growth:	16.4%	8.5%	8.4%	7.8%	6.1%	5.2%	4.8%
% PF Growth:			6.7%				

Wall Street Consensus

CAGR ('25E – '27E): 8.6%

	CY'25E	CY'26E	CY'27E
Company Mgmt. Δ vs:	0.0%	0.5%	(0.9%)
% Growth:	8.4%	7.9%	9.3%

Adjusted EBITDA

Company Forecasts

CAGR (PF '25E – '27E):	6.0%
CAGR (PF '25E – '28E):	5.8%
CAGR (PF '25E – '30E):	5.1%

CAGR ('23A – '25E):	15.5%
CAGR ('25E – '27E):	9.1%
CAGR ('25E – '28E):	7.9%
CAGR ('25E – '30E):	6.3%



2026E budget figure
($6mm) / (2.2%)
below consensus
2025E pro forma(1)
$204
$238
$224
$245
$245
$267
$282
$294
$305
Consensus (ex-KBW)(2)
$224
$224
$251
$249
$283
$283

	CY'24A	CY'25E	CY'26E	CY'27E	CY'28E	CY'29E	CY'30E
% Margin:	23%	24%	24%	24%	24%	24%	23%

Wall Street Consensus

CAGR ('25E – '27E): 12.4%

	CY'25E	CY'26E	CY'27E
Company Mgmt. Δ vs:	0.0%	(2.2%)	(5.8%)
% Margin:	24%	24%	25%

Sources: FactSet, Company Information, Company Forecasts per Company Management. Market Data as of 1/28/2026. Note: 2026 budget figures as of 1/20/2026. Company Forecasts as of 1/23/2026. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions. 2. Average of broker financial estimates, excluding the estimates from Keefe, Bruyette & Woods.

9

BARCLAYS

Company Forecasts Financial Summary

Preliminary Financial Summary

($ in millions)	2023A	2024A	2025E	PF 2025E [1]	2026E	2027E	2028E	2029E	2030E	CAGR '23A - '26E	CAGR '26E - '30E
Total Revenue	**$756**	**$880**	**$954**	**$970**	**$1,034**	**$1,116**	**$1,183**	**$1,245**	**$1,305**	**11%**	**6%**
% Growth	*14%*	*16%*	*8%*		*8%*	*8%*	*6%*	*5%*	*5%*		
% PF Growth [1]					*7%*						
Total COGS	(480)	(552)	(580)	(574)	(614)	(659)	(701)	(740)	(778)	**9%**	**6%**
% of Revenue	*64%*	*63%*	*61%*	*59%*	*59%*	*59%*	*59%*	*59%*	*60%*		
Total Non-GAAP Gross Profit	**$275**	**$328**	**$374**	**$396**	**$420**	**$456**	**$482**	**$506**	**$528**	**15%**	**6%**
Gross Margin %	*36%*	*37%*	*39%*	*41%*	*41%*	*41%*	*41%*	*41%*	*40%*		
Total OpEx	($125)	($137)	($169)		($187)	($203)	($217)	($229)	($240)	**14%**	**6%**
% of Revenue	*17%*	*16%*	*18%*		*18%*	*18%*	*18%*	*18%*	*18%*		
Adj. EBITDA (Unburdened w/ SBC)	**$168**	**$204**	**$224**	**$238**	**$245**	**$267**	**$282**	**$294**	**$305**	**13%**	**6%**
Adj. EBITDA Margin %	*22%*	*23%*	*24%*	*25%*	*24%*	*24%*	*24%*	*24%*	*23%*		
Depreciation & Amortization	(68)	(58)	(61)		(73)	(66)	(57)	(54)	(51)		
% of Revenue	*9%*	*7%*	*6%*		*7%*	*6%*	*5%*	*4%*	*4%*		
Stock-Based Compensation	(7)	(6)	(10)		(8)	(10)	(12)	(12)	(12)		
Other Adjustments	(10)	(14)	(14)		-	-	-	-	-		
EBIT	**$83**	**$126**	**$140**		**$164**	**$191**	**$213**	**$228**	**$242**	**25%**	**10%**
Margin %	*11%*	*14%*	*15%*		*16%*	*17%*	*18%*	*18%*	*19%*		
Memo Items											
Other Income / Expense	(2)	7	5		(4)	(4)	(5)	(5)	(5)	**25%**	**10%**
Operating Income	82	133	144		160	187	208	223	237		
Additions to Property, Equipment & Software	(21)	(22)	(25)		(23)	(25)	(26)	(28)	(28)		
Acquisitions of Assets & Other Investing Activities	(7)	(10)	(77)		-	-	-	-	-		
Total CapEx	(28)	(32)	(101)		(23)	(25)	(26)	(28)	(28)		
% of Revenue	*4%*	*4%*	*11%*		*2%*	*2%*	*2%*	*2%*	*2%*		
Change in NWC	15	(16)	(6)		(3)	(2)	(1)	(1)	(1)		
% of Chg in Revenue	*17%*	*(13%)*	*(8%)*		*(4%)*	*(2%)*	*(2%)*	*(2%)*	*(2%)*		
Deposit Balance	865	1,078	1,526		1,869	2,082	2,294	2,503	2,710		
% Growth		*25%*	*42%*		*22%*	*11%*	*10%*	*9%*	*8%*		
Float Income	33	52	58		54	59	66	72	78		
% Total EBITDA	*20%*	*26%*	*26%*		*22%*	*22%*	*23%*	*24%*	*26%*		
% Growth		*57%*	*10%*		*(6%)*	*9%*	*11%*	*9%*	*9%*		

Sources: Company Forecasts per Company Management. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions.

10

BARCLAYS

Preliminary Valuation Perspectives

Trading and Current Bid Summary

($ in millions)		Current	Unaffected	11/9 Bid	
				Low	High
Price per Share		**$5.86**	**$4.87**	**$6.00**	**$6.15**
% Premium to Unaffected (11/7/25)		20%	-	23%	26%
Fully Diluted Shares O/S		87	87	87	87
Total Equity Value		**$511**	**$426**	**$523**	**$536**
Plus: Total Debt		1,055	1,055	1,055	1,055
Plus: Minority Interest		4	4	4	4
Less: Cash and Cash Equivalents		(77)	(77)	(77)	(77)
Total Enterprise Value	PRTH	**$1,493**	**$1,409**	**$1,505**	**$1,518**
Premium to Unaffected EV (11/7/25)	$1,409	*6%*	-	*7%*	*8%*
Premiums Analysis (Unaffected)					
Current Share Price (1/28/2026)	$5.86	-	*(17%)*	*2%*	*5%*
Unaffected Share Price (11/7/25)	$4.87	*20%*	-	*23%*	*26%*
Day Prior to Q3 Earnings (11/5/25)	$6.94	*(16%)*	*(30%)*	*(14%)*	*(11%)*
30-Day VWAP as of 11/7/25	$6.69	*(12%)*	*(27%)*	*(10%)*	*(8%)*
90-Day VWAP as of 11/7/25	$7.29	*(20%)*	*(33%)*	*(18%)*	*(16%)*
52-Week High as of 11/7/25 (1/3/25)	$12.47	*(53%)*	*(61%)*	*(52%)*	*(51%)*
52-Week Low as of 11/7/25 (11/7/25)	$4.44	*32%*	*10%*	*35%*	*39%*
Multiples Analysis					
CY25E PF Revenue[1]	$970	1.5x	1.5x	1.6x	1.6x
CY26E Revenue	$1,034	1.4x	1.4x	1.5x	1.5x
CY25E PF Adj. EBITDA[1]	$238	6.3x	5.9x	6.3x	6.4x
CY26E Adj. EBITDA	$245	6.1x	5.7x	6.1x	6.2x

Sources: FactSet, Company Filings, Company Forecasts per Company Management. Market data as of 1/28/2026. Note: Company Capitalization per Company Management. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions.

11

BARCLAYS

Preliminary Comparable Public Companies

($ in millions, except per share data)

							Valuation Metrics				Operating Metrics					
	Unaffected	Price	Mkt.	Ent.	Net	Free	EV/Revenue		EV/EBITDA		Revenue Growth		Gross Margin		EBITDA Margin	
	11/7/25	1/28/26	Value	Value	Leverage	Float %[1]	CY25E	CY26E	CY25E	CY26E	CY25E	CY26E	CY25E	CY26E	CY25E	CY26E
PF Prism (Management)[2]	**$4.87**	**$5.86**	**$511**	**$1,493**	**4.1x**	**43%**	**1.5x**	**1.4x**	**6.3x**	**6.1x**	**8.5%**	**6.7% / 8.4%[4]**	**41%**	**41%**	**25%**	**24%**
PF Merchant Solutions[2][3]											4.9%	4.9% / 7.3%[4]	25%	24%	20%	18%
PF Treasury Solutions[2][3]											19.3%	12.1% / 12.4%[4]	93%	92%	83%	81%
Payables[3]											13.0%	10.1%	28%	28%	13%	13%
Prism (Consensus)	**$4.87**	**$5.86**	**$511**	**$1,493**	**4.4x**	**43%**	**1.6x**	**1.5x**	**6.7x**	**6.0x**	**8.4%**	**7.9%**	**39%**	**40%**	**24%**	**24%**
Merchant Solutions																
Deluxe	$20.70	$23.90	$1,127	$2,595	3.4x	100%	1.2x	1.2x	6.1x	6.0x	0.2%	0.7%	53%	54%	20%	20%
Fiserv	63.70	64.95	$35,306	$63,554	3.2x	100%	3.2x	3.1x	6.9x	7.2x	3.6%	1.9%	62%	64%	46%	44%
Global Payments	76.03	72.01	20,345	32,230	1.9x	100%	2.6x	2.4x	5.5x	5.1x	3.1%	5.3%	54%	56%	47%	48%
Paysafe	10.18	6.92	429	2,703	5.3x	60%	1.6x	1.5x	6.3x	5.9x	6.1%	6.5%	56%	56%	25%	25%
Repay	3.80	3.52	331	667	2.7x	84%	2.2x	2.0x	5.3x	4.8x	(1.8%)	7.1%	75%	76%	41%	42%
Shift4	66.15	59.98	5,461	10,418	3.1x	74%	4.5x	4.0x	9.5x	8.4x	11.8%	11.2%	61%	69%	47%	48%
Mean					**3.3x**	**86%**	**2.5x**	**2.4x**	**6.6x**	**6.2x**	**3.9%**	**5.5%**	**60%**	**62%**	**38%**	**38%**
Median					**3.2x**	**92%**	**2.4x**	**2.2x**	**6.2x**	**5.9x**	**3.3%**	**5.9%**	**59%**	**60%**	**44%**	**43%**
Treasury Solutions																
Repay	$3.80	$3.52	$331	$667	2.7x	84%	2.2x	2.0x	5.3x	4.8x	(1.8%)	7.1%	75%	76%	41%	42%
WEX	145.68	154.68	5,520	9,770	3.8x	100%	3.7x	3.5x	8.8x	8.3x	0.7%	4.2%	59%	58%	42%	43%
Mean					**3.2x**	**92%**	**2.9x**	**2.8x**	**7.0x**	**6.6x**	**(0.5%)**	**5.7%**	**67%**	**67%**	**42%**	**42%**
Median					**3.2x**	**92%**	**2.9x**	**2.8x**	**7.0x**	**6.6x**	**(0.5%)**	**5.7%**	**67%**	**67%**	**42%**	**42%**
Payables																
Bill.com	$45.59	$46.55	$5,029	$4,601	NM	92%	3.0x	2.7x	17.5x	14.1x	10.8%	10.9%	82%	84%	17%	19%
Corpay	276.53	317.64	22,565	28,625	2.7x	100%	6.1x	5.5x	11.7x	10.3x	8.8%	11.5%	75%	78%	52%	53%
WEX	145.68	154.68	5,520	9,770	3.8x	100%	3.7x	3.5x	8.8x	8.3x	0.7%	4.2%	59%	58%	42%	43%
Mean					**3.3x**	**97%**	**4.3x**	**3.9x**	**12.7x**	**10.9x**	**6.8%**	**8.9%**	**72%**	**74%**	**37%**	**38%**
Median					**3.3x**	**100%**	**3.7x**	**3.5x**	**11.7x**	**10.3x**	**8.8%**	**10.9%**	**75%**	**78%**	**42%**	**43%**
WholeCo																
Deluxe	$20.70	$23.90	$1,127	$2,595	3.4x	100%	1.2x	1.2x	6.1x	6.0x	0.2%	0.7%	53%	54%	20%	20%
Paysafe	10.18	6.92	429	2,703	5.3x	60%	1.6x	1.5x	6.3x	5.9x	6.1%	6.5%	56%	56%	25%	25%
Repay	3.80	3.52	331	667	2.7x	84%	2.2x	2.0x	5.3x	4.8x	(1.8%)	7.1%	75%	76%	41%	42%
Flywire	13.56	13.20	1,792	1,425	NM	100%	2.3x[5]	2.0x[5]	12.0x	9.5x	24.5%	15.3%	62%	61%	19%	21%
Payoneer	5.37	6.30	2,434	1,956	NM	84%	1.8x	1.7x	7.2x	6.9x	8.5%	6.2%	84%	83%	26%	25%
Paypal	66.22	54.08	52,294	48,842	NM	100%	1.5x	1.4x	6.8x	6.6x	4.6%	5.5%	46%	45%	22%	21%
WEX	145.68	154.68	5,520	9,770	3.8x	100%	3.7x	3.5x	8.8x	8.3x	0.7%	4.2%	59%	58%	42%	43%
Mean					**3.8x**	**90%**	**2.0x**	**1.9x**	**7.5x**	**6.8x**	**6.1%**	**6.5%**	**62%**	**62%**	**28%**	**28%**
Median					**3.6x**	**100%**	**1.8x**	**1.7x**	**6.8x**	**6.6x**	**4.6%**	**6.2%**	**59%**	**58%**	**25%**	**25%**

Reference Valuation

	Metric	Selected Range	Implied EV	Implied Equity Value	Share Price
2025 PF Adj. EBITDA	$238	5.50x - 7.50x	$1,307 - $1,782	$324 - $800	$3.68 - $9.22
2026 Adj. EBITDA	$245	5.00x - 7.00x	$1,226 - $1,716	$243 - $734	$2.74 - $8.45

Sources: FactSet, Broker Research, Company Management. Market data as of 1/28/2026. Note: Metrics for comparable companies pro forma for historical acquisitions. 1. Free float % defined a common shares outstanding less shareholders greater than 5% of common outstanding and less any additional share classes that do not trade on public markets. 2. Pro forma financials adjusted to include full-year CY25E contribution of Boom, DMS, and Sila Money acquisitions, excluding PF CY25E revenue growth. 3. Segment level EBITDA margin excludes impact of corporate allocations. 4. Excludes pro forma adjustments of full-year CY25E contribution of Boom, DMS, and Sila Money acquisitions. 5. Flywire CY25E and CY26E EV/Revenue multiples calculated using gross revenue.

12

BARCLAYS

Illustrative Sum of the Parts Analysis: Public Comparables Sources: FactSet, Company Forecasts per Company Management. Market data as of 1/28/2026. 1. Corporate allocations distributed across segments based on relative percentage of EBITDA contribution. Select Relevant Public Comparables 2026 PF 2025 ($ in mm, except per share) Low High Low High Merchant Solutions Adj. EBITDA $127 $129 Adj. EBITDA (incl. Corporate Allocations(1)) $92 $96 Adj. EBITDA Multiple 5.0x 6.0x 5.3x 6.3x Enterprise Value $461 $553 $501 $597 Treasury Solutions Adj. EBITDA $196 $178 Adj. EBITDA (incl. Corporate Allocations(1)) $142 $132 Adj. EBITDA Multiple 5.0x 7.5x 5.5x 8.0x Enterprise Value $712 $1,067 $727 $1,057 Payables Adj. EBITDA $15 $14 Adj. EBITDA (incl. Corporate Allocations(1)) $11 $10 Adj. EBITDA Multiple 10.5x 14.0x 12.0x 17.0x Enterprise Value $113 $150 $120 $170 Total Enterprise Value $1,285 $1,770 $1,348 $1,824 (-) Net Debt & Minority Interest ($983) Equity Value $302 $788 $366 $841 Price Per Share $3.43 $9.08 $4.16 $9.70 Premium to Current (42%) 55% (29%) 66% Implied EBITDA Multiples SOTP Total 5.2x 7.2x 5.7x 7.7x 13 UPDATED

Preliminary Selected Comparable Transactions

Operating and Valuation Metrics

($ in millions)

Announced Date	Acquiror	Target	Enterprise Value	EV Multiple EBITDA LTM	EV Multiple EBITDA NTM	EV / NTM EBITDA Paytech Median[1]	EV / NTM EBITDA Comps Median[2]	NTM / LTM Rev. Growth	EBITDA Margin LTM	EBITDA Margin NTM
Aug 2025	Western Union	International Money Express	$465	4.0x	4.3x	10.3x	7.2x	2%	18%	17%
May 2025	TPG / Corpay	AvidXchange	$1,901	22.5x	18.4x	11.0x	7.7x	9%	19%	22%
Apr 2025	GPN[3]	Worldpay	$24,250	NA	10.8x	11.1x	7.2x	6%	NA	41%
Jan 2025	Paychex	Paycor	$4,106	16.6x	15.9x	12.7x	11.1x	10%	35%	33%
Apr 2024	Advent	Nuvei	$6,127	14.0x	12.6x	11.5x	9.0x	17%	37%	35%
Jul 2023	GTCR[4]	Worldpay	$17,500	9.8x	9.5x	9.6x	8.5x	3%	38%	38%
Jan 2023	Nuvei	Paya	$1,352	18.9x	16.6x	11.0x	9.6x	11%	26%	27%
Aug 2022	GPN	EVO Payments	$4,133	21.4x	19.2x	11.5x	11.0x	10%	36%	37%
Aug 2022	Searchlight Capital Partners	Netspend	$1,000	4.8x	3.7x	11.5x	11.0x	6%	33%	40%
Feb 2022	Madison Dearborn	MoneyGram	$1,826	8.1x	8.1x	12.7x	12.7x	5%	18%	17%
Dec 2021	Thoma Bravo	Bottomline	$2,633	27.1x	23.4x	12.5x	12.0x	11%	20%	20%
Apr 2021	Deluxe	First American Payments Systems	$960	15.6x	NA	17.6x	17.6x	NA	21%	NA
Mar 2021	Prism[5]	Finxera	$425	7.9x	7.9x	16.9x	17.6x	7%	75%	70%
		Reference								
		PF Prism (Management)[6]						7%	25%	24%
			Mean	**14.2x**	**12.5x**			**8%**	**31%**	**33%**
			Median	**14.8x**	**11.7x**			**8%**	**29%**	**34%**

Reference Valuation

	Metric	Selected Range			Implied EV			Implied Equity Value			Share Price		
LTM PF Adj. EBITDA	$238	7.00x	-	10.00x	$1,663	-	$2,376	$681	-	$1,394	$7.84	-	$16.10
NTM Adj. EBITDA	$245	6.50x	-	9.50x	$1,594	-	$2,329	$611	-	$1,347	$7.03	-	$15.55

Sources: FactSet, Company Filings, Company Forecasts per Company Management, Broker Research, Media Publications. 1. Reflects Paytech Index EV/NTM median as of announced date. 2. Reflects Public Comparables EV/NTM median as of announced date. 3. GPN/Worldpay NTM EV/EBITDA multiple excludes $600mm of run-rate expense synergies, per GPN disclosure; synergized multiple is 8.5x. 4 . GTCR/Worldpay EV excludes contingent consideration; EBITDA inclusive of estimated dis-synergies and previously unallocated corporate and other costs, per FIS disclosure. 5. Per Company management. 6. Pro Forma financials adjusted to include full-year CY25E contribution of Boom, DMS, and Sila Money acquisitions.

14

BARCLAYS

For the Period Ending, LTM 12/31/2025 12/31/2026 12/31/2027 12/31/2028 12/31/2029 12/31/2030 Terminal '23 - '25 CAGR '25 - '30 CAGR Revenue $954 $1,034 $1,116 $1,183 $1,245 $1,305 $1,305 12.4% 6.5% % Growth - 8% 8% 6% 5% 5% Adj. EBITDA (Unburdened by SBC) $224 $245 $267 $282 $294 $305 $305 15.5% 6.3% % Margin 24% 24% 24% 24% 24% 23% 23% Less: Stock-Based Compensation (10) (8) (10) (12) (12) (12) (12) Less: Depreciation & Amortization (61) (73) (66) (57) (54) (51) (28) EBIT $153 $164 $191 $213 $228 $242 $265 28.3% 9.5% Less: Taxes (@ 26.0%) (43) (50) (55) (59) (63) (69) '26 - '30 Unlevered Net Income $121 $142 $157 $168 $179 $196 10.2% % Growth 7% 17% 11% 7% 6% 9% Plus: Depreciation & Amortization $73 $66 $57 $54 $51 $28 Memo: Additions to Property, Equipment & Software (23) (25) (26) (28) (28) (28) Memo: Acquisitions of Assets & Other Investing Activities - - - - - - Less: Capital Expenditures (23) (25) (26) (28) (28) (28) Less: Change in Working Capital (3) (2) (1) (1) (1) (1) Less: Acquisitions of Businesses (4) - - - - - Less: Payment of Contingent Consideration (22) (18) (4) - - - Unlevered Free Cash Flow $142 $162 $182 $194 $201 $195 9.0% Cumulative Unlevered Free Cash Flow $142 $304 $487 $680 $881 Implied EV Calculation Implied EV Calculation – Terminal LTM Adj. EBITDA Multiple Preliminary Implied Share Price Sensitivity Analysis NPV of Terminal Value $1,155 (+) Sum of Present Value of FCF 656 Enterprise Value $1,811 (-) Debt (1,055) (-) Minority Interest (4) (+) Cash 77 Equity Value $828 Fully Diluted Shares Outstanding 87 Implied Share Price $9.55 Preliminary Implied Perpetuity Growth Rate Sensitivity Analysis Preliminary Discounted Cash Flow Terminal LTM EBITDA Multiple 6.0x 6.5x 7.0x 7.5x 10.5% $9.33 $10.41 $11.48 $12.55 11.5% $8.59 $9.62 $10.64 $11.67 12.5% $7.89 $8.87 $9.85 $10.83 13.5% $7.22 $8.16 $9.10 $10.03 14.0% $6.89 $7.81 $8.73 $9.65 Discount Rate Preliminary Discounted Cash Flow Analysis Company Forecasts, Excluding NOL Impact Source: Company Forecasts per Company Management. Note: Does not include impact of NOLs. Based on fully diluted shares outstanding per Company Management. 1. Terminal year represents 2030 figures and normalized capital expenditures and depreciation & amortization expense. 15 (1) Terminal LTM EBITDA Multiple 6.0x 6.5x 7.0x 7.5x 10.5% (0.6%) 0.2% 0.8% 1.4% 11.5% 0.2% 1.0% 1.7% 2.3% 12.5% 1.1% 1.9% 2.6% 3.2% 13.5% 2.0% 2.8% 3.5% 4.1% 14.0% 2.4% 3.2% 3.9% 4.5% Discount Rate

Terminal LTM EBITDA Multiple 6.0x 6.5x 7.0x 7.5x 10.5% $9.40 $10.47 $11.54 $12.62 11.5% $8.65 $9.68 $10.71 $11.73 12.5% $7.95 $8.93 $9.91 $10.89 13.5% $7.27 $8.21 $9.15 $10.09 14.0% $6.95 $7.87 $8.79 $9.70 Discount Rate Preliminary Discounted Cash Flow Analysis Company Forecasts + NOLs Sources: Company Forecasts per Company Management. Note: Debt and cash balance per Company Management. Valuation date as of 12/31/2025. Assumes mid-year discounting except for terminal value which is discounted using end-of-period discounting methodology. 16 DCF Value per Share (excl. NOLs) DCF NOL Value per Share DCF Value per Share Incl. NOL Impact Terminal LTM EBITDA Multiple 6.0x 6.5x 7.0x 7.5x 10.5% $9.33 $10.41 $11.48 $12.55 11.5% $8.59 $9.62 $10.64 $11.67 12.5% $7.89 $8.87 $9.85 $10.83 13.5% $7.22 $8.16 $9.10 $10.03 14.0% $6.89 $7.81 $8.73 $9.65 Discount Rate PV of NOLs Share Price 10.5% $0.06 11.5% $0.06 12.5% $0.06 13.5% $0.06 14.0% $0.05 Discount Rate Additional Sensitivity 1% change in revenue growth impacts the DCF value by ~$0.60-$0.70 per share 1% change in EBITDA margin impacts the DCF value by ~$0.80-$0.90 per share

Illustrative Leveraged Buyout Return Analysis

Key Assumptions

- Based on Company Forecasts through 2030E
- 6.9x implied 2025E LTM Pro Forma Adj. EBITDA Multiple on $238mm PF Adj. EBITDA
- Preliminary financing with:
  - 4.5x 2025E Pro Forma LTM Adj. EBITDA, consisting of new debt of ~$1,070mm (S+325, 99.5 OID)
  - Balance sheet cash and equivalents of $77mm
- Implied $662mm equity contribution
  - At this implied price per share, Thomas Priore's stake is valued at ~$354mm[1]
- Assumes minimum cash of $50mm, interest on cash at 4.81%

Illustrative Pro Forma Cap Table

	Status Quo 2025E	Txn Adj.	Pro Forma 2025E
Cash & Cash Equivalents	$77	($27)	$50
Existing Debt	$1,055	($1,055)	–
1LTL	–	1,070	1,070
Total Debt	**$1,055**	**$15**	**$1,070**
Net Debt	*$979*		*$1,020*
New Sponsor Equity	–	666	666
Total Capitalization	**$1,055**	**$680**	**$1,736**
Credit Statistics			
Total Debt / 2025E PF Adj. EBITDA	4.4x		4.5x
Net Debt / 2025E PF Adj. EBITDA	4.1x		4.3x

Illustrative Sources & Uses

Sources of Funds	$	%
BS Cash	77	4%
1LTL	1,070	59%
New Sponsor Equity	666	37%
Total Sources of Funds	**$1,812**	**100%**

Uses of Funds	$	%
Equity Purchase Price	$662	37%
Refinance Existing Debt	1,055	58%
Cash to Balance Sheet	50	3%
Other Illustrative Expenses	45	2%
Total Uses of Funds	**$1,812**	**100%**

Illustrative Ability to Pay

LTM Adj. EBITDA Exit Multiple	Target IRR 20.0%	21.3%	22.5%	23.8%	25.0%
6.0x	$6.97	$6.62	$6.28	$5.97	$5.68
6.5x	$7.68	$7.29	$6.92	$6.58	$6.25
7.0x	$8.38	$7.96	$7.56	$7.18	$6.83
7.5x	$9.09	$8.63	$8.19	$7.78	$7.40

Source: Company Forecasts per Company Management. Market data as of 1/28/2026. 1. Based on Thomas Priore's publicly filed shares outstanding, as of 11/9/2025 13D filing, excluding the impact of potential additional options, RSUs and PSUs owned by Thomas Priore.

17

BARCLAYS

Price Per Share Notes Preliminary Comparable Companies: 5.5x – 7.5x Company Forecasts 2025E PF Adj. EBITDA of $238mm 5.0x – 7.0x Company Forecasts 2026E Adj. EBITDA of $245mm Premiums: Premium to unaffected price of 25% – 65% Premium to 30-Day VWAP as of unaffected date of 25% – 60% Preliminary Precedent Transactions: 7.0x – 10.0x LTM Company Forecasts PF EBITDA of $238mm 6.5 – 9.5x NTM Company Forecasts EBITDA of $245mm Valuation Methodology Reference Only Preliminary Prism Valuation Summary Preliminary DCF Analysis: 10.5% - 14.0% WACC 6.0x - 7.5x Terminal EV / LTM Adj. EBITDA Multiple Includes impact of NOLs Premiums Recent Trading Precedent Transactions Comparable Companies Source(s): Company Forecasts per Company Management, FactSet, Bloomberg, Broker Research. Market data as of 1/28/2026. Based on fully diluted shares outstanding. 1. LTM as of unaffected date, 11/7/2025. 2. Per 13D filed Dec 17, 2025. Illustrative 5-Year LBO Analysis: 6.0x - 7.5x LTM PF Adj. EBITDA Exit Multiple 20% - 25% Target IRR 4.5x LTM PF Adj. EBITDA leverage Illustrative 5-Year LBO Current Price (1/28/26): $5.86 Unaffected Close (11/7/25): $4.87 Preliminary 5-Year DCF Analyst Price Targets Bid Range (11/9/25): $6.00 – 6.15 (1) $3.68 $2.74 $3.43 $7.03 $6.95 $5.68 $6.00 $4.44 $6.09 $8.36 $9.22 $8.45 $9.70 $16.10 $12.62 $9.09 $13.00 $12.47 $8.04 $10.70 $0 $5 $10 $15 $20 EV / 2025E PF Adj. EBITDA EV / 2026E Adj. EBITDA LTM Trading Range 1-Day Unaffected 30-Day VWAP to Unaffected This analysis does not account for the potential impact of: • Prism having a controlling shareholder • Thomas Priore's statement that "he does not intend to sell his stake in [Prism] to any third party(2)" Preliminary SOTP Preliminary Sum of the Parts Analysis: SOTP represents full range implied by 2025 and 2026 multiples applied to each segment 18

Illustrative Present Value of Future Share Price Analysis

Assumes Illustrative Prism Cost of Equity of 15.5%

($ in millions, except per share data)

(Dec 31)	2026E	2027E	2028E	2029E	'26E - '29E CAGR
NTM Adj. EBITDA	$245	$267	$282	$294	4.6%
(x) 6.0x EV / NTM EBITDA	6.0x	6.0x	6.0x	6.0x	
Enterprise Value	**$1,471**	**$1,602**	**$1,691**	**$1,763**	



Unaffected Price
(11/7/2025)
Jan 1, 2027
Jan 1, 2028
Jan 1, 2029
Unaffected to Jan 1, 2029
7.0x EV / NTM EBITDA
6.0x EV / NTM EBITDA
5.0x EV / NTM EBITDA
Current Share Price: $5.86
$4.87
$9.50
$10.00
$10.09
$6.92
$7.69
$8.05
$4.33
$5.38
$6.01
20.0%
13.4%
5.4%
5.7x EV/NTM EBITDA as of the unaffected date
Present Value of Future Share Price @ 5.0x EV / NTM EBITDA
Present Value of Future Share Price @ 6.0x EV / NTM EBITDA
Present Value of Future Share Price @ 7.0x EV / NTM EBITDA

Additional Sensitivity

- A $10mm change in NTM Adj. EBITDA in a given year impacts the respective Present Value of Share Price by ~$0.42-$0.58[1]

Potential Factors That May Impact Future Trading

- Execution risk and ability to achieve the financial forecasts
- Changes in public trading environment
- Changes in regulatory environment
- Historical trading discount relative to peers
- Limited public float and sellside coverage
- Subscale business and limited market capitalization
- Control company considerations

Source: FactSet, Company Forecasts per Company Management. Unaffected price as of 11/7/2025. Share prices reflect illustrative present value of share prices as of Jan 1st of each year. Analysis reflects fully diluted shares outstanding per Company Management, with additional dilution and inclusive of company management projected equity awards. Present value of share price discounted to 1/1/2026, using 15.5% cost of equity. 1. Refers to impact at 6.0x EV / NTM EBITDA.

19

BARCLAYS

11/9 Bid Low High Price per Share $5.86 $4.87 $6.00 $6.15 $7.00 $7.50 $8.00 $8.50 $9.00 $9.50 $10.00 $10.50 $11.00 $11.50 $12.00 % Premium to Unaffected (11/7/25) 20% - 23% 26% 44% 54% 64% 75% 85% 95% 105% 116% 126% 136% 146% Total Equity Value $511 $426 $523 $536 $609 $652 $695 $738 $781 $824 $867 $910 $954 $997 $1,040 Net Debt & Minority Adj. 983 983 983 983 983 983 983 983 983 983 983 983 983 983 983 Total Enterprise Value PRTH $1,493 $1,409 $1,505 $1,518 $1,591 $1,634 $1,677 $1,721 $1,764 $1,807 $1,850 $1,893 $1,936 $1,979 $2,022 Premium to Unaffected EV (11/7/25) $1,409 6% - 7% 8% 13% 16% 19% 22% 25% 28% 31% 34% 37% 41% 44% Premiums Analysis (Unaffected) Current Share Price (1/28/2026) $5.86 - (17%) 2% 5% 19% 28% 37% 45% 54% 62% 71% 79% 88% 96% 105% Unaffected Share Price (11/7/25) $4.87 20% - 23% 26% 44% 54% 64% 75% 85% 95% 105% 116% 126% 136% 146% Day Prior to Q3 Earnings (11/5/25) $6.94 (16%) (30%) (14%) (11%) 1% 8% 15% 22% 30% 37% 44% 51% 59% 66% 73% 30-Day VWAP as of 11/7/25 $6.69 (12%) (27%) (10%) (8%) 5% 12% 20% 27% 35% 42% 50% 57% 65% 72% 79% 90-Day VWAP as of 11/7/25 $7.29 (20%) (33%) (18%) (16%) (4%) 3% 10% 17% 23% 30% 37% 44% 51% 58% 65% 52-Week High as of 11/7/25 (1/3/25) $12.47 (53%) (61%) (52%) (51%) (44%) (40%) (36%) (32%) (28%) (24%) (20%) (16%) (12%) (8%) (4%) 52-Week Low as of 11/7/25 (11/7/25) $4.44 32% 10% 35% 39% 58% 69% 80% 91% 103% 114% 125% 136% 148% 159% 170% Multiples Analysis CY25E PF Adj. EBITDA(1) $238 6.3x 5.9x 6.3x 6.4x 6.7x 6.9x 7.1x 7.2x 7.4x 7.6x 7.8x 8.0x 8.1x 8.3x 8.5x CY26E Adj. EBITDA $245 6.1x 5.7x 6.1x 6.2x 6.5x 6.7x 6.8x 7.0x 7.2x 7.4x 7.5x 7.7x 7.9x 8.1x 8.2x Current Unaffected Transaction Stock Price of: Analysis at Various Prices Sources: FactSet, Company Filings, Company Forecasts per Company Management. Market data as of 1/28/2026. Note: Company Capitalization per Company Management. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions. 2.Includes $600mm in expense synergies. Analysis at Various Prices ($ in millions) 20 SOTP Range LBO Range PV of Future Share Price Analysis

Appendix

Research Analysts Price Targets Summary Source: FactSet, Wall Street Research. Market data as of 1/28/2026. 1. Price targets and valuation multiples as of latest publicly available research reports. 2. Following announcement of take-private bid, lowered price target from $10.00 to $6.00. Price Targets and Valuation Multiples(1) Broker Outlook Last Twelve Months Analyst Date Valuation Methodology Price Target Pre-Bid Broker A(2) 11/10/2025 ~0.6x EV / '26E EBITDA / Growth (SBC-burdened) Broker B 11/6/2025 ~8.0x EV / '26E Adj. EBITDA Broker C 11/6/2025 ~8.0x '26E P/E Broker D 11/6/2025 ~6.8x EV / '26 EBITDA & ~8.0x P/E Broker E 11/6/2025 ~7.0x EV / '26E EBITDA $6.00 $13.00 $11.00 $10.00 $11.00 Average PT: $10.20 Buy Hold Current Price: $5.86 Pre-Bid PT: $10.00(2) 21 $10.20 $5.86

Preliminary Segment Detail ($ in millions) CAGR CAGR 2023A 2024A 2025E PF 2025E(1) 2026E 2027E 2028E 2029E 2030E '23A - '26E '26E - '30E Total Revenue $756 $880 $954 $970 $1,034 $1,116 $1,183 $1,245 $1,305 11% 6% Merchant Solutions 583 614 644 659 691 733 772 807 842 6% 5% % Growth 5% 5% 7% 6% 5% 5% 4% % PF Growth (1) 5% Payables 41 89 101 101 111 120 130 139 147 39% 7% % Growth 117% 13% 10% 9% 8% 7% 6% Treasury Solutions 133 180 215 216 242 272 293 311 328 22% 8% % Growth 36% 19% 12% 13% 8% 6% 6% % PF Growth (1) 12% Corporate Allocations (1) (3) (5) (5) (9) (10) (11) (11) (12) Total Gross Profit $275 $328 $374 $396 $420 $456 $482 $506 $528 15% 6% Merchant Solutions 137 135 145 167 168 177 183 190 196 7% 4% % Growth (1%) 7% 16% 5% 4% 3% 3% % PF Growth (1) 1% % Margin 23% 22% 22% 25% 24% 24% 24% 24% 23% % of Total (excl. Corporate Allocations) 50% 41% 39% 42% 40% 39% 38% 38% 37% Payables 15 24 28 28 31 33 35 37 39 28% 6% % Growth 68% 15% 9% 7% 6% 6% 6% % Margin 35% 27% 28% 28% 28% 27% 27% 27% 27% % of Total (excl. Corporate Allocations) 5% 7% 8% 7% 7% 7% 7% 7% 7% Treasury Solutions 124 169 201 201 222 247 264 279 292 21% 7% % Growth 36% 19% 10% 11% 7% 6% 5% % PF Growth (1) 10% % Margin 94% 93% 94% 93% 92% 91% 90% 90% 89% % of Total (excl. Corporate Allocations) 45% 51% 54% 51% 53% 54% 55% 55% 55% Corporate Allocations (0) (0) (0) (0) (0) (0) (0) (0) (0) Total Adj. EBITDA $168 $204 $224 $238 $245 $267 $282 $294 $305 13% 6% Merchant Solutions 109 109 112 129 127 133 139 143 148 5% 4% % Growth (0%) 3% 13% 5% 4% 3% 3% % PF Growth (1) (2%) % Margin 19% 18% 17% 20% 18% 18% 18% 18% 18% % of Total (excl. Corporate Allocations) 49% 40% 37% 40% 38% 36% 36% 35% 35% Payables 2 8 14 14 15 16 18 19 20 87% 8% % Growth 238% 78% 9% 10% 8% 7% 7% % Margin 5% 9% 13% 13% 13% 13% 14% 14% 14% % of Total (excl. Corporate Allocations) 1% 3% 4% 4% 4% 4% 5% 5% 5% Treasury Solutions 111 155 182 178 196 217 232 244 255 21% 7% % Growth 39% 17% 8% 11% 7% 5% 5% % PF Growth (1) 10% % Margin 84% 86% 84% 83% 81% 80% 79% 78% 78% % of Total (excl. Corporate Allocations) 50% 57% 59% 56% 58% 59% 60% 60% 60% Corporate Allocations (54) (67) (83) (83) (93) (100) (106) (112) (118) Company Forecasts – Segment Detail Source: Company Forecasts per Company Management.1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions. 22

Source: Company Forecasts per Company Management. Revenue, Gross Profit and EBITDA % of total, growth and margins exclude corporate allocations. Total $ Revenue, Gross Profit, and EBITDA amounts net of corporate allocations. 1. 2025E Pro Forma financials adjusted to include full-year contribution of Boom, DMS, and Sila Money acquisitions. Financial Breakdown by Segment Revenue ($ in millions) Adjusted EBITDA 23 Gross Profit 2023A 2024A 2025E PF 2025E(1) 2026E 2027E 77% 18% 5% 70% 20% 10% 67% 22% 11% 68% 22% 10% 66% 23% 11% 50% 45% 5% 41% 51% 8% 39% 54% 7% 42% 51% 7% 40% 53% 7% 49% 50% 1% 40% 57% 3% 37% 59% 4% 40% 56% 4% 38% 58% 4% % Margin: % Margin: % Growth: 5% 117% 36% 5% 13% 19% 7% 10% 12% 6% 9% 13% 22% 27% 93% 22% 28% 94% 25% 28% 93% 24% 27% 91% 18% 9% 86% 17% 13% 84% 20% 13% 83% 18% 13% 81% 23% 35% 94% 19% 5% 84% $954 $970 $1,034 $756 $880 $374 $396 $420 $275 $328 $224 $238 $245 $168 $204 = Merchant Solutions = Payables = Treasury Solutions % Growth: (1%) 68% 36% 7% 15% 19% 5% 7% 11% 24% 28% 92% 16% 9% 10% 65% 24% 11% 39% 54% 7% 36% 59% 5% $1,116 $456 $267 18% 13% 80% 5% 12% % PF Growth: 1% 10% % PF Growth:

Source: Company filings, Company information, Bloomberg. Market data as of 1/28/2026. Note: As of 9/30/2025, as of latest public filing. Delayed Draw Term Loan currently callable at 102. 1. Subject to a 0.50% SOFR floor. 2. Subject to a 2.0% SOFR floor. Prism Technology Holdings Capitalization (as of Q3'25) Detailed Capitalization & Credit Statistics LTM % Issue Issue Spread / Next Call Pricing as of 1/28/2026 ($ in millions) 9/30/2025 Cap. Amount Date Maturity Ratings Coupon Date Price Price YTW YTW Date Cash and Cash Equivalents $57 Revolving Credit Facility - - 100 7/31/2025 7/31/2030 B1 / B S+350 (1) -- - - - Term Loan B 1,000 66.5% 1,000 7/31/2025 7/31/2032 B1 / B S+375 (1) Prepayable at par 97.875 7.836% - Delayed Draw Term Loan 24 1.6% 50 8/15/2025 8/18/2031 B1 / B S+625 (2) 8/15/2027 101.000 - - - Total Debt 1,024 68.1% Market Capitalization 480 31.9% Total Capitalization 1,504 100.0% Select Financials and Credit Statistics Select LTM Credit Statistics Ratings Profile Total Debt / Adjusted EBITDA 4.7x Moody's S&P Total Net Debt / Adjusted EBITDA 4.5x Corporate B1 B Adj. EBITDA / Interest Expense 2.4x Senior Secured B1 B (Adj. EBITDA - Capex) / Interest Expense 2.1x Outlook Stable Positive Last Rating Action 3/26/2025 7/7/2025 24

Preliminary Prism NOLs Valuation

Preliminary Present Value of NOLs

A NOLs Utilization 2026E – 2030E

($ in millions)

	Beginning Tax Effected Balance	2026E	2027E	2028E	2029E	2030E
Federal	$6.26	$0.11	$0.11	$0.11	$0.11	$0.11
California	0.42	-	0.42	-	-	-
Georgia	0.45	0.09	0.09	0.09	0.09	0.09
Tennessee	0.28	-	-	-	-	-
Other Misc PRTH States	0.10	-	-	-	-	-
Other Misc Sila States	1.54	-	-	-	-	-
Canada	5.29	-	-	-	-	-
Tax Effected Benefit of NOLs	**$14.34**	**$0.19**	**$0.62**	**$0.19**	**$0.19**	**$0.19**
PV of NOL Savings		0.18	0.52	0.15	0.13	0.11
Aggregate PV of NOL Savings		**$0.2**	**$0.7**	**$0.8**	**$1.0**	**$1.1**

Remaining Balance	
Federal	**$5.73**
Non-Federal[1]	**7.21**
Total	**$12.94**

B Federal NOL Balances Post- 2030

Remaining Balance	$5.731
Annual Tax-Effected Utilization	0.042
Perpetuity Growth Rate	0.0%
FV of NOLs	0.3360
PV of NOLs	$0.198

C Non-Federal NOL Balances Post- 2030

Remaining Balance	$7.212
PV of NOLs	$3.773

Assumes entire remaining balance of non-federal NOLs used in the year following 2030

A B C EV and Share Price Impact Sensitivities

WACC	EV
10.5%	$1.2mm
11.5%	$1.1mm
12.5%	$1.1mm
13.5%	$1.1mm
14.0%	$1.1mm

WACC	Share Price
10.5%	$0.06
11.5%	$0.06
12.5%	$0.06
13.5%	$0.06
14.0%	$0.05

Source: Company Forecasts per Company Management. 1. Non-federal include NOLs with jurisdictions California, Georgia, Tennessee, Canada, and others states.

25

BARCLAYS

Source: FactSet, Company Filings. Data as of 1/28/2026. Based on 33 transactions with the majority owner buying the rest of the minority ownership across the technology sector since 2018. Controlling shareholders taking companies private 26 Preliminary Deal Premia Precedents 27% 46% 64% First Quartile Median Third Quartile Final Offer Premium to Unaffected Share Price No. of Deals: 33 Final Offer Premium to Unaffected 30-Day VWAP 27% 41% 61% First Quartile Median Third Quartile No. of Deals: 33

Preliminary Premiums Paid for Precedent Majority Owner Acquisitions

Announced	Target	Acquiror	Premium to Unaffected	30 Day VWAP (as of Unaffected)
December 2025	Vivotek	Delta Electronics	17%	19%
November 2025	Canon Electronics	Canon	34%	32%
October 2025	SCSK Corp	Sumitomo Corporation	34%	25%
June 2025	TELUS Digital	TELUS Corp	52%	63%
May 2025	NTT Data Group Corp	Nippon Telegraph & Telephone Corp	32%	57%
December 2024	Pentamaster International	Pentamaster Corp	34%	44%
November 2024	Aspen Technology	Emerson Electric	49%	26%
October 2024	NEC Networks & System Integration Corp.	NEC Corp.	23%	17%
August 2024	Silverlake Axis	E2I Ltd.	20%	30%
August 2024	Thoughtworks	Apax Partners	254%	48%
April 2024	Epsilon Net SA	CEO & Co-Founder / General Atlantic / National Bank of Greece	19%	22%
April 2024	Endeavor Group	Silver Lake Partners	55%	38%
January 2024	Byggfakta Group	Macquarie / Stirling Square Capital Partners / TA Associates	31%	NA
January 2024	TDCX	CEO & Founder	49%	39%
December 2023	Software AG	Silver Lake Partners	63%	62%
February 2024	HireRight	General Atlantic / Stone Point	43%	47%
August 2023	SUSE SA	EQT Partners	58%	48%
January 2023	Kanematsu Electronics & Materials Corp	Kanematsu Corp	69%	65%
June 2022	Convey Health Solutions	TPG Capital	149%	99%
December 2021	Razer Inc.	CEO / Non-Executive Director / CVC	10%	37%
July 2021	AKKA Technologies	Adecco Group	115%	108%
May 2020	ARRK Corp.	Mitsui Chemicals	11%	29%
April 2020	Elec & Eltek International	Elec & Eltek Holdings / Kingboard Holdings	99%	63%
February 2020	Yamaha Motor Robotics Holdings	Yamaha Motor Co.	47%	31%
January 2020	Hitachi High-Technologies Corp	Hitachi	68%	71%
November 2019	AVX Corp	Kyocera Corp	45%	26%
November 2019	Line Corp	Softbank Group / Naver Corp	17%	27%
November 2019	NuFlare Technology	Toshiba Electronics	46%	44%
September 2019	Changyou	Sohu	82%	57%
January 2019	VeriServe Corp	SCSK Corp (Sumitomo Corporation)	44%	43%
January 2019	Tessi SA	Pixel Holding	46%	38%
June 2018	HAECO (Hong Kong Aircraft Engineering Co.)	Swire Pacific	64%	64%
May 2018	New Japan Radio	Nisshinbo Holdings	15%	21%
		1st Quartile	27%	27%
		Mean	54%	45%
		Median	46%	41%
		3rd Quartile	64%	61%

Sources: FactSet, Company Filings, Press Releases. Data as of 1/28/2026. Based on 33 transactions with the majority owner buying the rest of the minority ownership across the technology sector since 2018.

27

BARCLAYS

Sources: Company press release, FactSet, Wall Street Research. Finxera Acquisition Reaction Share Price Performance Around Finxera Acquisition (Share Price, USD$) Announcement Highlights & Commentary Wall Street Broker Reactions $0 $2 $4 $6 $8 $10 $12 Nov-20 Dec-20 Feb-21 Apr-21 Jun-21 Aug-21 Oct-21 Dec-21 3/8/21 Finxera Acquisition Announced 9/17/21 Finxera Acquisition Completed "Our combined platform will be equipped to take and make payments whether on card, ACH, or even blockchain, and manage all aspects of payment operations like onboarding, risk, compliance, and client service for our clients. Together we will be a one stop-shop for payments and virtual bank account management that today's merchants and modern software companies are seeking in order to manage and monetize their payment networks." - Tom Priore, CEO of Prism Prism acquired Finxera for an enterprise value of $425mm, or 7.9x 2020 EBITDA of $54mm (excluding synergies) – $375mm cash consideration and $50mm of PRTH common stock Deal was immediately accretive to EBITDA and EPS "Combining with Priority accelerates our original vision to be a disruptive technology in the convergence of payments and banking as a service...We have been hugely impressed with the breadth of Priority's payments platform, operations, and strategic vision since integrating with the Priority MX platform last year. We look forward to the further combination of the BaaS technology and operations." - Sanjoy Goyle, Founder and CEO of Finxera "Finxera's technology enables quick integration of banking services into business applications to establish and manage bank accounts. After the deal closing PRTH expects to be able to offer merchants a one stop shop for customers with product offerings of merchant services, payment facilitation, card issuing, virtual banking and e-wallet tools." - Broker D "Alongside this acquisition, PRTH will refinance its debt, improving the balance sheet and reducing interest costs ~225 bps. This synergistic acquisition provides multiple cross selling opportunities and transforms the company's platform, in our view." - Broker F 28

The following pages contain material that was provided to the Board of Directors (the "Board") of Prism (the "Company") by Barclays Capital Inc. ("Barclays"). The accompanying material and any Barclays presentation related to the material was compiled or prepared on a confidential basis solely for consideration by the Board and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes. Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company or were obtained from publicly available sources (approved for Barclays' use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice. Because these materials were prepared for use in the context of a presentation to the Board, these materials are incomplete without reference to, and should be assessed solely in conjunction with, the oral briefing provided by Barclays to the Board (in their capacity as directors and not in any individual capacity and is not for the benefit of any individual, including any individual officer, director, shareholder or any other person). These materials were not prepared for or intended for use by any individual for personal, family or household purposes nor were they prepared to comply with the disclosure standards under state and federal securities laws or any other applicable laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Board, none of the Company, Barclays, their respective affiliates or any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material if used by persons other than the Board. These materials are not intended to provide the sole basis for evaluation of the proposed corporate transaction and do not purport to contain all information that may be required and should not be considered a recommendation with respect to the proposed corporate transaction. Barclays has not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or any other party to any corporate transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained herein do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Barclays' role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company, the Board or any individual officer, director, shareholder or any other person. Barclays, its subsidiaries and affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments or in other financial products and instruments. Unless otherwise expressly agreed or provided for in other applicable Barclays disclosures governing such corporate transactions or required by law or regulation, Barclays conducts these activities as principal and executes its principal transactions as an arm's length counterparty. Barclays does not act as a fiduciary in relation to these corporate transactions. These materials do not constitute investment advice nor do they form part of an offer to sell or purchase, or the solicitation of an offer to sell or purchase, any securities or any of the businesses or assets described herein or an offer of financing or an offer or recommendation to enter into any corporate transaction described herein. Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Neither Barclays Bank PLC, New York Branch nor Barclays Bank Delaware is responsible for the obligations of its affiliates. Copyright Barclays Bank PLC, 2026 (all rights reserved). Disclaimer 29